Exhibit (a)(1)(D)

OFFER TO PURCHASE FOR CASH

3,000,000 Shares of Common Stock

of

QUALSTAR CORPORATION

at

$1.65 PER SHARE

by

BKF Capital Group, Inc.

January 30, 2013

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

BKF Capital Group, Inc., a Delaware corporation, is making an Offer to purchase 3,000,000 shares of common stock, no par value per share, of Qualstar Corporation, a California corporation, at a price of $1.65 per share, upon the terms and subject to the conditions set forth in the Offer to Purchase dated January 30, 2013 and the related letter of transmittal that accompanies the Offer to Purchase. In this letter and the accompanying documents, BKF is referred to as the Purchaser and Qualstar is referred to as the Company.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold shares of the Company registered in your name or in the name of your nominee. These include:

•	The Offer to Purchase;

•	The Letter of Transmittal, including a Substitute Form W-9, for your use and for the information of your clients;

•	A form of letter which may be sent to your clients for whose accounts you hold shares, with space provided for obtaining your clients’ instructions with regard to the Offer;

•	Notice of Guaranteed Delivery;

•	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup withholding of U.S. federal income tax; and

•	Return envelope addressed to American Stock Transfer & Trust Company, LLC, which is serving as the Depositary for the Offer.

YOUR PROMPT ACTION IS REQUIRED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN TIME, ON FEBRUARY 28, 2013, UNLESS THE OFFER IS EXTENDED.

The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary as described in the Offer to Purchase) for soliciting tenders of shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of shares, and any other required documents, should be sent to the Depositary by 5:00 p.m., Eastern time, on February 28, 2013.

Any inquiries you may have with respect to the Offer should be addressed to the undersigned at the address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

BKF Capital Group, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE PURCHASER OR THE DEPOSITARY, OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.